UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 24, 2025
PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey		07302
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code 732-590-9200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol Symbol(s)	Name of each exchange on which registered
Common	PFS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 24, 2025, the Board of Directors of Provident Financial Services, Inc. (the “Company”) adopted the Provident Bank Executive Severance Plan (the “Plan”), which provides severance benefits under certain circumstances to Plan participants, who are selected by the Compensation and Human Capital Committee of the Board of Directors of the Company. The Company’s executive officers, including Thomas M. Lyons, Valerie O. Murray and Ravi Vakacherla, who are named executive officers of the Company, will only be eligible to participate in the Plan if they agree to waive their existing change in control agreements, and they shall not be entitled to duplicative benefits.

Under the Plan, if an eligible participant is terminated by the Company without “cause” (as defined in the Plan), the participant is eligible to receive a severance payment equal to one times the participant’s base salary in effect for the year of termination, one times the cash incentive that would be paid or payable at target for the fiscal year in which the termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), continued health insurance coverage for up to one year provided a participant elects COBRA continuation coverage and outplacement services for six months, provided the participant signs a waiver and release of claims in favor of the Company.

If a participant’s employment is terminated by the Company without cause or if the participant terminates his or her employment for “good reason” (as defined in the Plan) within two years following a “change in control” (as defined in the Plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to an applicable multiple, which is two times for Valerie O. Murray and Ravi Vakacherla and three times for Thomas M. Lyons, multiplied by the sum of (a) the greater of the (i) participant’s annual base salary in effect on the date of a change in control or (ii) the participant’s annual base salary in effect on the date of his or her termination of employment, (b) the cash incentive that would be paid or payable at target for the fiscal year in which the termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), (iii) A cash payment equal to the product of: (a) twelve times the applicable multiple, and (b) the monthly COBRA charge in effect on the date of termination and outplacement services for six months, provided the participant signs a waiver and release of claims in favor of the Company.

The Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Plan provides that in the event the payments described above would, if paid, be subject to the Excise Tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to the Excise Tax, provided that the net amount of the reduced payments, after giving effect to income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

The above description is a summary of the terms of the Plan and is subject to and qualified in its entirety by the terms of the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(a)     Financial Statements of Businesses Acquired. Not applicable.

(b)    Pro Forma Financial Information. Not applicable.

(c)     Shell Company Transactions. Not applicable.

(d)    Exhibits.

Exhibit No.        Description
10.1    Provident Bank Executive Severance Plan
104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.

DATE:	July 25, 2025	By:/s/ Thomas M. Lyons
Thomas M. Lyons
Senior Executive Vice President and Chief Financial Officer